EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and made effective as of February 8, 2006 by and between MODTECH HOLDINGS, INC., a Delaware corporation (the “Company”), and Dennis Shogren (“Executive”).

R E C I T A L S

WHEREAS, Executive has been serving as the Company’s Senior Vice President of Finance and Chief Financial Officer (CFO).

WHEREAS, the Company desires to retain the services of Executive on the terms and conditions provided herein, and Executive is willing to provide such services on such terms and conditions.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties contained herein, the parties agree as follows:

1. Term. This Agreement shall continue in full force and effect for a period which shall commence on February 8, 2006 and shall continue until December 31, 2006 (the “Term”), unless sooner terminated as hereinafter provided or extended by the mutual agreement of the parties. On December 31, 2006, and on each one-year anniversary of that date, this Agreement shall automatically be renewed for a period of one year, unless either party shall have given the other written notice of their intent not to renew this Agreement at least thirty (30) calendar days prior to the expiration of the Term or any extension.

2. Services and Exclusivity of Services. So long as this Agreement shall continue in effect, Executive shall devote Executive’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and its direct and indirect subsidiaries (“Subsidiaries), and matters related thereto, shall use Executive’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company (the “CEO”). Executive shall at all times perform Executive’s duties and obligations faithfully and diligently and to the best of Executive’s ability.

Executive may make and manage personal business investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board or the CEO, provided that such activities and services do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties. An investment that exceeds five percent (5%) of the equity securities or capitalization of a competitor, supplier or customer of the Company shall be deemed to constitute such a conflict.

Executive represents to the Company that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

3. Duties and Responsibilities. Executive shall serve as the Senior Vice President of Finance and CFO of the Company for the duration of this Agreement. In performance of Executive’s duties, Executive shall report directly to the CEO and shall be subject to such limits on Executive’s authority as the CEO or the Board may from time to time impose. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of Executive’s duties and agrees to carry out and perform directions and policies of the Company, its CEO and its Board as they may be stated, either orally or in writing, from time to time. Executive shall have responsibilities, duties and authority consistent with Executive’s position as assigned by the CEO or the Board, including day to day leadership of the finances and technology of the company, including all regional and corporate financial and technology matters.

4. Compensation, Benefits and Vacation. As compensation for the services provided by Executive hereunder, Executive shall be entitled to receive such compensation, benefits and vacation as set forth in Exhibit A to this Agreement, subject to the terms and conditions of this Agreement, and subject to all appropriate shareholder approvals.

5. Expenses. During the Term hereof, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive (in accordance with the policies and procedures from time to time adopted by the Board for the Company’s senior officers) in performing the services contemplated hereunder, provided that Executive properly accounts therefor in accordance with the Company’s policies.

6. Termination.

(a) Death. Executive’s employment hereunder shall terminate immediately upon the death of Executive. In the event that Executive’s employment is terminated by reason of Executive’s death, the Company shall pay Executive’s estate or beneficiaries, as applicable, the following amounts, after deducting any amounts lawfully owing from Executive to the Company: (i) any Base Salary (as defined in Exhibit A to this Agreement or bonuses earned but unpaid through the date of termination); (ii) any vacation days accrued but unused prior to Executive’s termination; (iii) any expense reimbursements owed to Executive prior to Executive’s termination; and (iv) any unpaid vested amounts or benefits under the Company’s pension, deferred compensation or other benefit plans, subject to the terms and conditions of such plans (the items described in clauses (i) through (iv) of this sentence shall be referred to herein collectively as the “Standard Termination Benefits”). After such payments described in the preceding sentence, the Company shall have no further obligation to Executive or Executive’s estate or beneficiaries, as applicable, except to the extent that Executive’s estate or beneficiaries, as applicable, may be entitled to exercise any vested stock options granted to Executive as contemplated in Exhibit A to this Agreement or otherwise (subject to the terms and conditions of applicable option plans and/or option agreements).

(b) Disability. In the event that Executive shall be unable to perform the services contemplated hereunder by reason of disability, illness or other incapacity for a period of at least 90 consecutive days or an aggregate of 120 days, whether or not consecutive, during any 12 month period (“Disability”), the Company may terminate Executive’s employment hereunder prior to the expiration of the Term. In the event that Executive’s employment is terminated by reason of Executive’s Disability, the Company shall pay Executive the Standard Termination Benefits (as defined above), after deducting any amounts lawfully owing from Executive to the Company. After such payments described in the preceding sentence, the Company shall have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any vested stock options granted to Executive as contemplated in Exhibit A to this Agreement or otherwise (subject to the terms and conditions of applicable option plans and/or option agreements).

(c) By the Company, Without Cause. Executive’s employment hereunder may be terminated by the Company at any time prior to the expiration of the Term, for Cause (as defined below) or without Cause.

(d) By the Company, For Cause. Executive’s employment hereunder may be terminated by the Company prior to the expiration of the Term for “Cause.” For the purposes of this Agreement, “Cause” means (i) other than as a result of incapacity due to Executive’s Disability or Executive’s death, Executive’s failure or refusal to perform Executive’s duties or responsibilities or to follow the lawful directions of the CEO or the Board or Executive’s material breach of any of Executive’s duties and responsibilities under this Agreement or under the Company’s policies with respect to its employees or senior officers, in each case, after the Company provides Executive with written notice of such failure, refusal or breach and Executive fails to cure such failure, refusal or breach within 10 calendar days from the date of delivery of such notice to Executive; (ii) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for a felony, or any crime which, in the Company’s sole discretion, adversely affects the Company or its reputation in the community, or any crime which involves moral turpitude or is punishable by imprisonment; (iii) Executive’s commission of an act of fraud or embezzlement with respect to the Company or any personal dishonesty by Executive with respect the Company or Executive’s obligations to the Company; (iv) Executive’s violation of Executive’s duty of loyalty to the Company or Executive’s breach of Executive’s fiduciary duty to the Company; (v) Executive’s intentional or knowing failure to comply with, or violation of, or causing the Company to fail to comply with or violate, any laws or regulations applicable to the Company, including, without limitation, federal or state securities laws and regulations issued by the Internal Revenue Service; (vi) Executive becoming barred or prohibited by the Securities and Exchange Commission or another governmental entity or a securities exchange or quotation system upon which the Company’s securities are traded from holding Executive’s position with the Company; or (vii) Executive’s use of illegal drugs or other illegal substances.

In the event that Executive is terminated by the Company for Cause, the Company shall pay Executive the Standard Termination Benefits (as defined above), after deducting any amounts lawfully owing from Executive to the Company. After such payments described in the preceding sentence, the Company shall have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any vested stock options granted to Executive as contemplated in Exhibit A to this Agreement or otherwise (subject to the terms and conditions of applicable option plans and/or option agreements).

(e) By Executive. Executive shall be entitled to terminate Executive’s employment with the Company hereunder upon thirty (30) days prior written notice. In the event that Executive terminates Executive’s employment, the Company shall pay Executive the Standard Termination Benefits (as described above), after deducting any amounts lawfully owing from Executive to the Company. After such payments described in the preceding sentence, the Company shall have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any vested stock options granted to Executive as contemplated in Exhibit A to this Agreement or otherwise (subject to the terms and conditions of applicable option plans and/or option agreements).

(f) Form of Notice. Any termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and shall set forth the date upon which such termination is effective (“Date of Termination”).

7. Compensation with respect to Terminations by Company without Cause or by Executive for Certain Reasons following Change of Control. In the event that (i) the Company terminates Executive’s employment without Cause (other than by reason of Executive’s death or Disability), or (ii) the Company declines to renew the Agreement at the expiration of the Term or any one year renewal thereof (other than for Cause or by reason of Executive’s death or Disability), or (iii) within one year following a Change of Control (as defined below), Executive terminates Executive’s employment due to a significant reduction in Executive’s duties, responsibilities and position relative to the duties, responsibilities and position of Executive immediately prior to such reduction (which such reduction continues without cure for a period of 30 days following Executive providing written notice to the CEO and the Board of such significant reduction), Executive shall be entitled to the following severance benefits (after deducting any amounts lawfully owing from Executive to the Company) upon execution by Executive of a general release (which must be acceptable to the Company) of any and all claims relating to or arising from Executive’s employment or termination of employment:

(a) Severance Payment. The Company shall pay to Executive in a lump sum payment in an amount equal to twelve (12) months of Executive’s Base Salary, less required withholding and deductions (the “Severance Payment”). The Severance Payment shall be made in full within thirty (30) days following the Date of Termination. Executive is not required to mitigate the amount of the Severance Payment by seeking other employment or otherwise, nor shall any compensation earned by Executive in other employment or otherwise reduce the amount of the Severance Payment.

(b) Pro-Rated Bonus. The Company shall pay Executive a pro-rated bonus for the period of time during which Executive was employed by the Company during the applicable bonus period (based on the number of days Executive worked during such period divided by 365). Such pro-rated bonus shall be paid at such time as Executive would have otherwise received Executive’s bonus.

(c) Stock Options. All stock options held by Executive shall cease vesting as of the effective date of Executive’s termination. Executive shall have the right to exercise vested stock options in accordance with the terms and conditions of the applicable option plan.

(d) Medical Benefits. Provided that Executive timely elects continuation of Executive’s and Executive’s eligible dependents medical and dental insurance coverage under COBRA, and they remain eligible for the continuation of such coverage under COBRA, the Company will cause to be continued medical and dental coverage substantially equivalent to the coverage maintained by the Company or its Subsidiaries for Executive and Executive’s eligible dependents prior to Executive’s termination. The Company shall provide such coverage to Executive at no premium cost to Executive, and it shall provide such coverage to Executive’s eligible dependents under the same terms and conditions, including the requirement of premium contributions, as applicable to the Company’s senior officers in active employment status. Such coverage shall cease upon the earliest of the following events: (i) expiration twelve (12) months from the Date of Termination, or (ii) when Executive or Executive’s eligible dependents cease to qualify for such extension of coverage under COBRA.

(e) Other Payments. Executive shall be entitled to receive (i) any vacation days accrued but unused prior to Executive’s termination; (ii) any expense reimbursements owed to Executive prior to Executive’s termination; and (iii) any unpaid vested amounts or benefits under the Company’s pension, deferred compensation or other benefit plans, subject to the terms and conditions of such plans. After such payments described in this Section 7, the Company shall have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any vested stock options granted to Executive as contemplated in Exhibit A to this Agreement or otherwise (subject to the terms and conditions of applicable option plans and/or option agreements).

8. Change of Control.  For purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if: (i) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Securities Exchange Action of 1934, as amended (the “Exchange Act”), after the date hereof first acquires in one or more transactions, at least one of which is after the date of this Agreement, Ownership (as defined below) of fifty percent (50%) or more of the outstanding shares of stock entitled to vote in the election of directors of the Company, and (ii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets of the Company or any combination of the foregoing transactions, hereinafter referred to as a “Transaction,” the persons who were directors of the Company immediately before the Transaction shall cease to constitute three-fourths of the membership of the Board or any successor to the Company during the period commencing with the consummation of the Transaction and ending on the first to occur of the first anniversary of such date or the conclusion of the next meeting of shareholders to elect directors. For purposes of this Agreement, “Ownership” means beneficial or record ownership, directly or indirectly, other than (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee, or a securities depository system); (ii) by a person as a bona fide pledge of shares prior to a default and determination to exercise powers as an owner of the shares, (iii) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-1(b) of the Securities and Exchange Commission under the Exchange Act, or (iv) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their public resale or planned private placement in increments of less than such amount.

9. Indemnification. The Company shall indemnify Executive to the fullest extent permitted by law, for all amounts, (including, without limitation, judgments, fines, settlement payments that the Company has expressly approved in writing, litigation expenses and attorneys’ fees), incurred or paid by Executive in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or employee of, the Company or any Subsidiary. Any fees or other necessary expenses incurred by Executive in defending any such action, suit, investigation or proceeding shall be paid by the Company in advance, subject to the Company’s right to seek repayment from Executive if a determination is made that Executive was not entitled to indemnity. During the Term of this Agreement and for twenty four (24) months following Executive’s Date of Termination, the Company or its successor shall maintain general liability and directors and officers liability insurance covering Executive for claims and other amounts set forth in this Section 9. Nothing in this Section 9 or elsewhere in this Agreement is intended to prevent the Company from indemnifying Executive to any greater extent than is required by this Section 9.

10. Proprietary Information.

(a) Confidential Information. As used in this Agreement “Confidential Information” means (i) information (A) that is not known by actual or potential competitors of Company or is not generally known to the public, (B) that has been created, discovered, developed, or otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, and (C) that has economic value to the Company’s present or future business and (ii) trade secrets (as defined under California Civil Code Section 3426.1) and all other discoveries, developments, designs, improvements, inventions, formulas, methods, software programs, processes, techniques, marketing materials, know-how, data, research, technical data, customer lists (past and present), customer preferences, financial information, contacts, lead sources, marketing materials, and personnel information, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, personnel, or other financial or business information, disclosed to Executive by the Company, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to the Company, its Subsidiaries, divisions and affiliates.

(b) Duty of Trust and Confidentiality. Executive’s employment with the Company creates a duty of trust and confidentiality to the Company with respect to the Confidential Information, or any other information: (a) related, applicable, or useful to the business of the Company, including its anticipated research and development; or (b) resulting from tasks assigned to Executive by the Company; or (c) resulting from the use of equipment, supplies, or facilities owned, leased, or contracted for by the Company; or (d) related, applicable, or useful to the business of any of the Company’s customers, which may be made known to Executive by the Company or by such customers, or learned by Executive during the course of Executive’s employment. Without limiting the generality of the foregoing, Executive agrees that while employed by the Company he will not divert or attempt to divert any business of the Company to any other competitive business by direct or indirect inducement or otherwise.

(c) Nondisclosure of Proprietary Information. At all times, both during employment and after termination of employment, whether termination is voluntary or involuntary: (a) Executive will keep in strictest confidence and trust all Confidential Information; and (b) Executive will not disclose, use, or induce or assist in the use or disclosure of any Confidential Information without the Company’s prior express written consent, except as may be necessary in the ordinary course of performing Executive’s duties for the Company. Executive will take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with any Confidential Information.

(d) Confidential and Proprietary Information of Third Parties. The Company has received and in the future will receive from third parties their confidential or proprietary information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in strictest confidence, and will not disclose, use, or induce or assist in the use or disclosure of any such confidential or proprietary information without the Company’s prior express written consent, except as may be necessary in the ordinary course of performing Executive’s job duties for the Company, consistent with its agreement with such third party.

(e) Return of Documents Upon Termination. All records, files, lists, drawings, documents, equipment and similar items relating to the Company’s business which Executive will prepare for or receive from the Company, during the course of Executive’s employment hereunder, shall remain the Company’s sole and exclusive property and Executive shall not acquire any interest therein. Upon termination of employment, and in any event at the request of the Company at any time, Executive shall promptly return to the Company all property of the Company in Executive’s possession and all documents, records, diskettes, hard drives, notebooks, work papers, and all similar material containing any Confidential Information, whether prepared by Executive, the Company or anyone else.

(f) Non-solicitation of Employees Following Termination. During the term of this Agreement and for a period of twenty-four (24) months after the termination of employment for any reason, whether for or without Cause, Executive shall not directly or indirectly, either alone or in concert with others, solicit or in any way entice any employee of or consultant to the Company to leave the Company or work for anyone in competition with the Company.

(g) Non-solicitation of Customers Following Termination. During the term of this Agreement and for a period of twenty-four (24) months after the termination of employment for any reason, whether for or without Cause, Executive shall not directly or indirectly, either alone or in concert with others, (a) contact any of the customers of the Company for the purpose of soliciting, inducing or encouraging such customers to divert or direct their business away from the Company, or (b) in any way attempt to disrupt the relationship between the Company and any of its customers, vendors or suppliers.

(h) Reasonableness of Restrictions; Equitable Remedies. Executive agrees that the periods of restriction and the geographical areas of restriction imposed by the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company. Executive agrees that irreparable injury will result to the Company from Executive’s violation of any of the provisions set forth in Sections 10(a) through 10(g) of this Agreement. Executive expressly agrees that the Company will be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting any such violation or continued violation.

11. Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the order of payments Executive elects in writing, provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs. The Company’s principal outside accounting firm will make all determinations hereunder and shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

12. Taxes and Deductions. Executive agrees and acknowledges that any and all payments and compensation (in any form) that Company makes or pays to Executive pursuant to this Agreement shall be subject to withholding taxes, employment taxes and such other deductions as the Company determines to be required by applicable law.

13. General Provisions.

(a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, addressed to the Company or Executive at their respective last known address, or when hand delivered to the intended recipient. Either party may change its address by written notice given in accordance with this subparagraph.

(b) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any or all of Executive’s rights or duties hereunder without the prior written consent of the Company.

(c) This Agreement is made and entered into, is to be performed primarily within, and shall be governed by and construed in all respects in accordance with the laws of the State of California.

(d) Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in interpreting or construing it.

(e) Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

(f) This Agreement contains the entire agreement of the parties, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any parry, which are not embodied herein, and that no other agreement, statement or promise not contained herein shall be relied upon or be valid or binding. This Agreement may not be modified or amended by oral agreements, but only by an agreement in writing signed by the Company, on the one hand, and by Executive, on the other hand.

(g) If any legally actionable controversy, claim or dispute arises, which cannot be resolved by mutual discussion between Executive and the Company, each agrees to resolve that dispute through binding arbitration before an arbitrator experienced in employment law. The arbitration shall be conducted by a single arbitrator, in Riverside County, California, administered by the American Arbitration Association under its employment arbitration rules. The Company and Executive further agree that this agreement includes any disputes that the Company may have against Executive, or that Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to Executive’s employment or termination of employment or this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including determination of the scope or applicability of this agreement to arbitrate. This agreement to arbitrate includes all common law and statutory claims that may arise from the Agreement or termination of the Agreement, including but not limited to, claims for breach of contract, breach of an implied covenant of good faith and fair dealing, wrongful termination, failure to pay wages or other compensation, and harassment, discrimination or retaliation in alleges violation of state and/or federal discrimination statutes. The Company and Executive further agree that this is the exclusive and binding remedy for all such disputes and will be used instead of any court action, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency. Judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

By:  /s/ David M. Buckley

David M. Buckley
Chief Executive Officer, Modtech Holdings, Inc.

By:  /s/ Dennis Shogren

Dennis Shogren
Senior Vice President Finance and
Chief Financial Officer, Modtech Holdings, Inc.

EXHIBIT A

COMPENSATION, BENEFITS AND VACATION

Base Salary. During the Term, the Company shall pay Executive a base salary at the annual rate of not less than $230,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's base salary shall be subject to annual review by the Board or the Company's Compensation Committee ("Compensation Committee) during the Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

Incentive Compensation.

(a) Bonus. Executive shall be eligible to participate in any annual bonus plans, including incentive, performance and discretionary, the Company may implement at any time during the Term for senior executives at a level commensurate with his position.

(b) Equity Compensation. Subject to any required stockholder approval and in accordance with the Company's 2002 Stock Option Plan, as amended, Executive shall be entitled to a grant of 35,550 shares of restricted stock which will vest on July 1, 2008, a grant of 35,550 shares of restricted stock which will vest on July 1, 2009 and a grant of 35,550 shares of restricted stock which will vest on July 1, 2010. There shall be no partial vesting of the shares in any of the three grants prior to their vesting dates. Executive shall have no rights of ownership in any of the shares in any grant prior to the vesting date for such grant and Executive shall forfeit all rights to the shares in any grant if Executive's employment with the Company terminates for any reason, with or without cause, prior to the vesting date for such grant.

Executive shall be eligible to participate at a level commensurate with his position in such other equity compensation programs including, without limitation, stock option grants or additional grants of restricted stock as the Board or Compensation Committee may determine.

(c) Long Term Compensation. For each fiscal year or portion thereof during the Term, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

(d) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.

Employee Benefits and Vacation.

(a) During the Term, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.

(b) During the Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

A-1